Exhibit 99.1

CONFIDENTIAL

CONTACT:

Media Relations	Investor Relations
Alan Bernheimer	Jenifer Kirtland
Maxtor Corporation	Maxtor Corporation
408-894-4233	408-324-7056
alan_bernheimer@maxtor.com	jenifer_kirtland@maxtor.com

MAXTOR CORPORATION REPORTS FOURTH QUARTER 2004 RESULTS

Company Announces Pending Restatement Relating to Certain 2001 Purchase Accounting Entries

MILPITAS, Calif., February 3, 2005 — Maxtor Corporation (NYSE: MXO) today announced its financial results for the fourth quarter and fiscal year ended December 25, 2004. Revenue for the quarter was $1.031 billion. The Company reported a net loss on a GAAP basis in the fourth quarter of 2004 of $70.2 million, or $(0.28) per share. Included in the GAAP net loss were $5.1 million for the amortization of intangibles, $7.3 million in executive and other severance related expenses, $7.8 million in impairment charges related to real estate holdings, and $25.0 million due to a product cancellation and impairments related to intangibles from the acquisition of Quantum’s hard drive division in 2001. These charges were offset by a favorable adjustment related to the previously announced settlement with Quantum of $8.5 million. The net total of these charges unfavorably impacted net income by $36.7 million. In the fourth quarter of 2003, revenue totaled $1.171 billion. Net income on a GAAP basis in the fourth quarter of 2003 was $39.2 million, or $0.15 per diluted share. The GAAP net income included a charge for the amortization of intangible assets and stock-based compensation expense totaling $23.8 million. Also included was income from discontinued operations of $2.2 million.

“The fourth quarter was characterized by strong seasonal demand in the desktop and enterprise markets, stable pricing and lean channel inventory,” said Dr. C.S. Park, chairman and chief executive officer of Maxtor. “While Maxtor’s core results were better than we anticipated in December, they continue to reflect an uncompetitive cost and expense structure, primarily on our desktop business. We shipped 14.7 million total disk drives and realized a gross profit margin of 8.1%, an improvement from the 6.4% in the third quarter.”

Of the unit shipments in the fourth quarter, 563,000 represented shipments of SCSI drives and drives shipped to consumer electronics OEMs totaled 1,264,000. The average selling price was $70 compared with $67 in the third quarter.

“As promised during our mid-quarter update in December, the Maxtor management team has developed and begun execution of a 100 Day Plan,” continued Dr. Park. “Key components of that plan are to rationalize the product roadmap, improve our cost structure and reduce operating expenses. We have identified specific actions associated with these initiatives and have begun implementation.”

“We have prioritized our product development for 2005, eliminating uncompetitive programs and increasing our funding for small form factor drive development. MMC, our media subsidiary, continues to offer cost benefits and we have initiatives underway to further reduce its costs. We are working with our head partners to drive cost reductions across the head supply chain. Finally, we expect to reduce U.S. headcount by up to 200 over the course of the year. Some of the benefits of these activities will be evident in our financial results in 2005 and some will accrue as we move into 2006,” concluded Dr. Park.

Fiscal Year 2004 Financial Results

For fiscal year 2004, revenue totaled $3.796 billion. The net loss on a GAAP basis was $181.9 million, or $(0.73) per share. Included in the GAAP net loss were $36.0 million for the amortization of intangibles, $18.3 in executive and other severance related expenses, $20.3 million in facilities related restructuring charges, $7.8 million in impairment charges related to real estate holdings, and $25.0 million due to a product cancellation and impairments related to intangibles from the acquisition of Quantum’s hard drive division in 2001. These charges were offset by a favorable adjustment related to the previously announced settlement with Quantum of $8.5 million and the Philips litigation settlement of $24.8 million. The net total of these charges unfavorably impacted net income by $74.1 million. In 2003, Maxtor generated

$4.086 billion in revenue. Net income on a GAAP basis was $102.7 million or $0.41 per diluted share. Included in the GAAP net income were charges totaling $86.1 million for the amortization of intangible assets and stock-based compensation expense. GAAP net income also included income from discontinued operations of $2.2 million.

Restatement

Maxtor also announced that it has recorded balance sheet corrections to reverse a $196.5 million net deferred tax liability, to reduce goodwill by $165.0 million and increase equity by $31.5 million. In reviewing its deferred tax position as part of the close for this quarter in connection with the Quantum tax settlement, the Company determined that deferred tax assets at the time of the 2001 acquisition of the Quantum HDD business were available to offset deferred tax liabilities required at the time of the transaction, resulting in these corrections. The Company also recorded corrections to reduce long term liabilities related to a restructuring accrual for facilities acquired in the Quantum HDD transaction by $13.8 million and to reduce goodwill by the same amount. The unaudited 2003 balance sheet accompanying this financial release reflects these corrections. These entries had no impact on the Company’s income statements in periods subsequent to 2001.

These errors may constitute a material weakness in the Company’s internal controls over financial reporting. As a result of these corrections, management has recommended, and the Company’s audit committee has approved, the restatement of its financial statements through the prompt filing of an amended 2003 Form 10-K. The Company expects to timely file its 2004 Form 10-K.

About Maxtor

Maxtor Corporation (www.maxtor.com) is one of the world’s leading suppliers of information storage solutions. The Company has an expansive line of storage products for desktop computers, near-line storage, high-performance Intel-based servers, and consumer electronics. Maxtor has a reputation as a proven market leader built by consistently providing high-quality products and service and support for its customers.

Maxtor and its products can be found at www.maxtor.com or by calling toll-free (800) 2-MAXTOR. Maxtor is traded on the NYSE under the MXO symbol.

The Company’s results are subject to risks and uncertainties which could materially affect the Company’s results, including, but not limited to, market demand for hard disk drives, qualification of the Company’s products, market acceptance of the Company’s products, the Company’s ability to execute future development and production ramps and utilize manufacturing assets efficiently, changes in product and customer mix, the availability of components, pricing trends, actions by competitors, and general economic and industry conditions. These and other risk factors are contained in periodic reports filed with the SEC, including, but not limited to, the Form 10-K for fiscal 2003. Maxtor is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Conference Call

Maxtor has scheduled a conference call for analysts and investors today, February 3, 2005, at 2:00 p.m. PT to discuss the fourth quarter 2004 results. Financial information to be discussed on the call will be available on the Company’s website immediately prior to the commencement of the call. The dial-in number for the live call is (800) 597-3261. The call will be webcast on the Company’s site at www.maxtor.com. There will be a replay available shortly following the call through February 10, 2005. The dial-in number for the replay is (800) 252-6030 or (402) 220-2491, access code: 35729693.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except share and per share amounts)
(Unaudited)

	Three months ended		Twelve months ended
	December 25,	December 27,	December 25,	December 27,
	2004	2003	2004	2003
Net revenues	$1,031,182	$1,171,120	$3,796,328	$4,086,443
Cost of revenues	947,176	973,585	3,423,949	3,385,390

Gross profit	84,006	197,535	372,379	701,053
Operating expenses:
Research and development	79,648	94,999	323,200	354,050
Selling, general and administrative	28,558	34,920	127,932	131,703
Amortization of intangible assets	5,053	23,602	35,994	85,279
Restructuring and impairment charges	33,755	—	65,148	—

Total operating expenses	147,014	153,521	552,274	571,032

Income (loss) from operations	(63,008)	44,014	(179,895)	130,021
Interest expense	(8,370)	(7,891)	(32,371)	(30,604)
Interest income	1,609	1,407	5,255	5,160
Income from litigation	—	—	24,750	—
Other gain (loss)	14	20	81	(613)

Income (loss) from continuing operations before income taxes	(69,755)	37,550	(182,180)	103,964
Provision for (benefit from) income taxes	448	581	(261)	3,504

Income (loss) from continuing operations	(70,203)	36,969	(181,919)	100,460
Income (loss) from discontinued operations	—	2,211	—	2,211

Net income (loss)	$(70,203)	$39,180	$(181,919)	$102,671

Net income (loss) per share — basic Continuing operations	$(0.28)	$0.15	$(0.73)	$0.41
Discontinued operations	$—	$0.01	$—	$0.01

Total	$(0.28)	$0.16	$(0.73)	$0.42

Net income (loss) per share — diluted Continuing operations	$(0.28)	$0.14	$(0.73)	$0.40
Discontinued operations	$—	$0.01	$—	$0.01

Total	$(0.28)	$0.15	$(0.73)	$0.41

Shares used in per share calculation -basic	250,026,784	245,439,935	247,671,870	243,022,694
-diluted	250,026,784	256,714,105	247,671,870	251,135,683

MAXTOR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 25,	Restated December 27,
	2004	2003
ASSETS Current assets:
Cash and cash equivalents	$378,065	$530,816
Restricted cash	24,561	37,154
Marketable securities	103,969	44,543
Restricted marketable securities	—	42,337
Accounts receivable, net	466,366	578,907
Inventories	229,410	218,011
Prepaid expenses and other	36,336	38,301

Total current assets	1,238,707	1,490,069
Property, plant and equipment, net	347,934	342,679
Goodwill and other intangible assets, net	497,644	696,794
Other assets	30,168	13,908

Total assets	$2,114,453	$2,543,450

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings, including current portion of long-term debt	$82,561	$77,037
Accounts payable	674,947	730,056
Accrued and other liabilities	332,679	455,875
Total current liabilities	1,090,187	1,262,968
Long-term debt, net of current portion	382,570	355,809
Other liabilities	58,284	172,695

Total liabilities	1,531,041	1,791,472
Total stockholders’ equity	583,412	751,978

Total liabilities and stockholders’ equity	$2,114,453	$2,543,450